FOR IMMEDIATE RELEASE

CONTACT:	Loren K. Jensen
Chief Financial Officer
TUESDAY MORNING
CORPORATION
972/934-7299

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION

ANNOUNCES 19% INCREASE IN NET SALES, 6.6% INCREASE IN

COMPARABLE STORE SALES AND ESTIMATES EARNINGS PER SHARE UP 47% FOR THE SECOND QUARTER

DALLAS, TX — July 8, 2004 — Tuesday Morning Corporation (NASDAQ: TUES) today reported that net sales increased 18.8% to $210.7 million for the second quarter ended June 30, 2004 compared to $177.4 million for the same period in 2003.  For the year-to-date period, sales are up 15.7% to $379.3 million in 2004 compared to $327.8 million at June 30, 2003.  Comparable store sales increased 6.6% for the second quarter and 4.4% for the year-to-date period.

“Our 6.6% comparable store sales gain for the second quarter marks the 10th consecutive quarter of comparable store sales gains,” stated Kathleen Mason, President and Chief Executive Officer.  “Strong sales growth and operating margin expansion are resulting in double-digit earnings per share growth, and we are focused on executing at the same high level in the second half of 2004.”

In the first quarter of 2004, Tuesday Morning refined its methodology for calculating comparable store sales results in light of changes to the timing of store openings during a quarter.  Stores are now included in the same store calculation at the beginning of the quarter following the anniversary date of the store opening.  Previously, stores were included in the same store calculation at the beginning of the quarter that contained the anniversary date of the store opening, because stores were opened only at the beginning of quarters.  Using this refined methodology, the comparable sales gain for the second quarter of 2003 would have been 1.9% compared to the 1.5% previously reported, and for the 2003 year-to-date period 3.3% compared to the 2.8% previously reported.

Based on the second quarter sales results ending June 30, 2004, the Company currently expects diluted earnings per share in the second quarter to be approximately $0.22, an increase of 47% compared to reported earnings of $0.15 for the second quarter of 2003.

Tuesday Morning Corporation management will review second quarter financial results in a teleconference call on July 22, 2004 at 10:00 a.m. Eastern Time. The Company will release second quarter results prior to the call.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 621 stores in 43 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 7.0 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S-3 and Annual Report on Form 10-K for the period ending December 31, 2003.

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